DELOITTE & TOUCHE
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            LOGO                 One Capital Place   Telephone: 345-949-7500
                                 P.O. Box 1787 GT    Facsimile: 345-949-8238
                                 Grand Cayman
                                 Cayman Islands, B.W.I.


                                                            EXHIBIT 11


INDEPENDENT AUDITORS' CONSENT

We consent to the inclusion in this Post-Effective Amendment No. 11 to Registration Statement (No. 811-06139) of The 59 Wall Street Fund, Inc. on behalf of The 59 Wall Street Mid-Cap Fund (one of the series constituting The 59 Wall Street Fund, Inc.) of our report dated November 3, 1997, relating to the U.S. Mid-Cap Portfolio, appearing in the Statement of Additional Information, which is a part of such Registration Statement.

/S/DELOITTE & TOUCHE
Grand Cayman, Cayman Islands
November 3, 1997